Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-09055 and 33-33458) of International Business Machines Corporation of our report dated June 22, 2011 relating to the financial statements of the IBM 401(k) Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 22, 2011